CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS RECORD THIRD QUARTER 2018 RESULTS
AND INCREASES QUARTERLY DIVIDEND TO $0.075

Cranbury NJ - October 19, 2018 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $4.0 million, an increase of 61.4% compared to net income of $2.5 million for the three months ended September 30, 2017. Diluted earnings per share were $0.46 for the three months ended September 30, 2018 compared to diluted earnings per share of $0.30 for the three months ended September 30, 2017.

The Board of Directors declared a quarterly cash dividend of $0.075 per share of common stock that will be paid on November 22, 2018 to shareholders of record on November 9, 2018. This dividend represents a 25% increase over the dividend per share paid on August 23, 2018.

THIRD QUARTER 2018 HIGHLIGHTS

•	Return on average assets and return on average equity were 1.34% and 12.89%, respectively.

•	Book value per share and tangible book value per share were $14.73 and $13.26, respectively, at September 30, 2018.

•	Net interest income was $11.4 million and the net interest margin was 4.09% on a tax equivalent basis.

•	A provision for loan losses of $225,000 and net charge-offs of $458,000 were recorded.

•
Total loans were $881.5 million at September 30, 2018 and included $68.9 million of loans acquired in the merger of New Jersey Community Bank (“NJCB”) with and into the Bank. Commercial business, commercial real estate and construction loans totaled $622.1 million and included $56. million of loans acquired in the NJCB merger. Excluding the loans acquired in the NJCB merger, commercial business, commercial real estate and construction loans totaled $565.8 million and increased $27.6 million, or 5.1%, compared to $538.2 million at December 31, 2017 and increased $52.8 million, or 10.3%, compared to $513.0 million at September 30, 2017.

•	There were no merger related expenses incurred in the third quarter of 2018.

•	Non-performing assets were $9.3 million, or 0.78% of assets, and included $2.5 million of OREO at September 30, 2018.

On April 11, 2018, the Company completed the NJCB merger. As a result of the NJCB merger, merger related expenses of $2.1 million were incurred primarily in the second quarter of 2018 and the after-tax effect of the merger expenses reduced net income for the nine months ended September 30, 2018 by $1.6 million. The acquisition method of accounting for the business combination resulted in the recognition of a gain from the bargain purchase of $184,000 and no goodwill.

For the nine months ended September 30, 2018, net income was $8.7 million and Adjusted Net Income, which is net income excluding the after-tax effect of the merger expenses and the gain from the bargain purchase, was $10.1 million compared to net income of $6.4 million for the nine months ended September 30, 2017. There were no merger related expenses incurred for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, diluted earnings per share were $1.02 and Adjusted Net

Income per diluted share was $1.18 compared to diluted earnings per share of $0.76 for the nine months ended September 30, 2017.

Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted return on average assets and Adjusted return on average equity are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is attached to this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance without including the financial impact of the NJCB merger when comparing the Company’s income statement for the three and nine-month periods ended September 30, 2018 and 2017.

Robert F. Mangano, President and Chief Executive Officer, stated, “Our strong third quarter results reflected our sound operating fundamentals that were driven by the growth of our loan portfolio. The financial benefit of the higher short-term interest rate environment and our asset sensitive interest rate position is continuing to have a positive effect on net interest income and our net interest margin.” Mr. Mangano added, “The acquisition of New Jersey Community Bank, the conversion of its core operating system and achievement of our anticipated operating synergies through the integration of its operations during the second quarter and our continued focus on operating expense containment also contributed to our performance in the third quarter.”

Discussion of Financial Results
Net income was $4.0 million, or $0.46 per diluted share, for the third quarter of 2018 compared to $2.5 million, or $0.30 per diluted share, for the third quarter of 2017. For the three months ended September 30, 2018, net interest income was $11.4 million, compared to $9.4 million for the three months ended September 30, 2017. The increase in interest-earning assets and the higher yield on loans were the primary drivers of the $2.0 million increase in net interest income. Non-interest expenses were $7.9 million for the third quarter of 2018 compared to $7.6 million for the third quarter of 2017.

Net interest income was $11.4 million for the quarter ended September 30, 2018 and increased $2.0 million, or 21.7%, compared to net interest income of $9.4 million for the third quarter of 2017. Total interest income was $13.8 million for the three months ended September 30, 2018 compared to $10.8 million for the three months ended September 30, 2017. This increase was due primarily to the $134.7 million increase in average loans, reflecting growth primarily of commercial real estate, mortgage warehouse lines, construction loans and commercial business loans. The growth in average loans included loans of approximately $70.7 million from the NJCB merger. Average interest-earning assets were $1.12 billion with a tax-equivalent yield of 4.88% for the third quarter of 2018 compared to $992.0 million with a tax-equivalent yield of 4.39% for the third quarter of 2017. The higher yield on average interest-earning assets for the third quarter of 2018 reflected primarily the higher yield earned on the loan portfolio. The 100 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since September of 2017 have had a positive effect on the yields of construction, commercial business, home equity and warehouse loans with variable interest rate terms in the third quarter of 2018. Approximately $157,000 of interest income was recognized through the net accretion of discount in the third quarter of 2018 on loans acquired in the NJCB merger due to acquisition accounting.
Interest expense on average interest-bearing liabilities was $2.4 million, with an interest cost of 1.12%, for the third quarter of 2018 compared to $1.5 million, with an interest cost of 0.78%, for the third quarter of 2017. The $936,000 increase in interest expense on interest-bearing liabilities for the third quarter of 2018 reflected primarily higher interest costs due to higher short-term market interest rates in the third quarter of 2018 compared to the third quarter of 2017 and an increase of $107.2 million in average interest-bearing liabilities. The increase in average interest-bearing liabilities was comprised primarily of increases in certificates of deposit and short-term borrowings, which generally have higher interest cost than other types of interest-bearing deposits.
The net interest margin increased to 4.09% for the third quarter of 2018 compared to 3.85% for the third quarter of 2017 due primarily to the higher yield on average interest-earning assets, which more than offset the increase in the average cost of interest-bearing liabilities.
The Company recorded a higher provision for loan losses of $225,000 for the third quarter of 2018 compared to a provision for loan losses of $150,000 for the third quarter of 2017 due primarily to the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.
At September 30, 2018, total loans were $881.5 million and the allowance for loan losses was $8.3 million, or 0.94% of total loans, compared to total loans of $772.0 million and an allowance for loan losses of $7.8 million, or 1.01% of total loans, at September 30, 2017. Management believes that the current economic conditions in New Jersey and operating conditions for the Company are generally positive, which were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.2 million for the third quarter of 2018, an increase of $38,000 compared to $2.1 million for the third quarter of 2017. Other income increased $47,000 due primarily to higher debit card interchange income and customer service fees. Gains on the sale of loans declined $37,000. In the third quarter of 2018, $25.0 million of residential mortgages were sold and $702,000 of gains were recorded compared to $28.9 million of residential mortgage loans sold and $809,000 of gains recorded in the third quarter of 2017. Management believes that the decrease in residential mortgage loans sold was due primarily to lower residential mortgage lending activity as the result of higher mortgage interest rates in 2018 compared to 2017. In the third quarter of 2018, $7.6 million of SBA loans were sold and gains of $590,000 were recorded compared to $5.8 million of SBA loans sold and gains of $520,000 recorded in the third quarter of 2017. SBA guaranteed commercial lending activity and loan sales vary from period to period and the level of activity is due primarily to the timing of loan originations.
Non-interest expenses were $7.9 million for the third quarter of 2018, which was an increase of $277,000, or 3.6%, compared to $7.6 million for the third quarter of 2017. Salaries and employee benefits expense increased $283,000, or 6.1%, in the third quarter of 2018 due primarily to salaries for former NJCB employees who joined the Company, merit increases and increases in employee benefit expenses. Occupancy costs increased $42,000, or 4.9%, due primarily to the addition of the two former NJCB branch offices in the second quarter of 2018. FDIC insurance expense increased $10,000, or 10.5%, due to the internal growth of loans and assets and the acquisition of NJCB. Other real estate owned expenses increased $62,000 to $73,000 for the third quarter of 2018 due primarily to ownership costs for property insurance and other maintenance expenses associated with a commercial real estate property that was foreclosed in the third quarter of 2018. Other operating expenses decreased $113,000 due primarily to decreases in loan expenses, ATM expenses, business development and marketing expenses.
Income tax expense was $1.4 million for the third quarter of 2018, resulting in an effective tax rate of 26.2%, compared to income tax expense of $1.2 million, which resulted in an effective tax rate of 33.1%, for the third quarter of 2017. The effective tax rate decreased in the third quarter of 2018 due primarily to the decrease in the maximum federal corporate income tax rate from 35% to 21% beginning in 2018 as a result of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017. Partially offsetting the lower federal corporate income tax rate was the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate income tax rate to 11.5% from 9% for taxable income of $1.0 million or more effective January 1, 2018 and resulted in a 2% higher effective tax rate in the third quarter of 2018.

At September 30, 2018, the allowance for loan losses was $8.3 million compared to $8.0 million at December 31, 2017. As a percentage of total loans, the allowance was 0.94% at September 30, 2018 compared to 1.01% at December 31, 2017. The decrease in the allowance as a percentage of loans was due primarily to the NJCB acquisition accounting, which resulted in the elimination of the NJCB allowance for loan losses and the NJCB loans being recorded at their fair value. Included in the fair value of the loans at the date of acquisition was a credit risk adjustment discount of approximately $1.6 million.
Total assets increased $113.2 million to $1.19 billion at September 30, 2018 from $1.08 billion at December 31, 2017 due primarily to a $91.6 million increase in total loans and an increase of $6.8 million in investment securities. The increase in assets was funded primarily by a $19.7 million increase in deposits and a $79.0 million increase in overnight borrowings. Total portfolio loans at September 30, 2018 were $881.5 million compared to $789.9 million at December 31, 2017. The increase in loans was due primarily to an increase of $76.6 million in commercial real estate loans, a $8.2 million increase in construction loans and a $7.1 million increase in residential real estate loans. The NJCB merger contributed $68.9 million to the increase of loans at September 30, 2018.

Total deposits were $941.7 million at September 30, 2018 compared to $922.0 million at December 31, 2017. The acquisition of NJCB contributed $82.7 million of deposits at September 30, 2018. Total deposits, excluding the NJCB deposits, declined $63.0 million during the first nine months of 2018. Municipal deposits, primarily interest-bearing demand deposits and savings accounts, declined approximately $43.2 million from the end of 2017. As a result of the Tax Act, a number of the Bank’s municipal customers experienced significant advanced payments in December 2017 for real estate taxes that were due in 2018. This was due to income tax planning considerations by individuals. As the Bank’s municipal customers expended these additional funds in the first nine months of 2018, their deposit balances declined from the levels at December 31, 2017. The balance of the outflow of interest-bearing demand accounts and savings accounts was due to the routine movement of customers’ funds.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.43%, 12.84%, 12.08% and 11.19%, respectively, at September 30, 2018. The Bank’s common equity Tier 1, total risk-based capital, Tier 1 capital and leverage ratios were 12.10%, 12.86%, 12.10% and 11.19%, respectively, at June 30, 2018. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-performing loans were $6.8 million at September 30, 2018 compared to $7.1 million at December 31, 2017 and $6.5 million at September 30, 2017. During the third quarter of 2018, $2.2 million of non-performing loans were resolved. Principal payments of $508,000 on non-accrual loans were recorded in the third quarter of 2018 and loans totaling $108,000 were placed on non-accrual status. One commercial real estate loan with a balance of $1.3 million was foreclosed and transferred to OREO. Charge-offs of loans were $458,000 and no recoveries of loans previously charged-off were recorded for the third quarter of 2018. The allowance for loan losses was 122% of non-performing loans at September 30, 2018 compared to 113% of non-performing loans at December 31, 2017.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 0.77% and non-performing assets to total assets of 0.78% at September 30, 2018 compared to non-performing loans to total loans of 0.90% and non-performing assets to total assets of 0.66% at December 31, 2017.

OREO at September 30, 2018 was $2.5 million and consisted of one residential real estate property acquired in the NJCB merger with a carrying value of $1.1 million, land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018 and a commercial real estate property that was foreclosed in the third quarter of 2018 with a fair value of $1.3 million.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 20 branch banking offices in Cranbury (2), Asbury Park, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Neptune, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Fair Haven and Shrewsbury, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Per Common Share Data:
Earnings per common share:
Basic	$0.48	$0.31	$1.05	$0.79
Diluted	0.46	0.30	1.02	0.76
Book value per common share at the period-end			14.73	13.83
Tangible Book value per common share at the period-end			13.26	12.27
Average common shares outstanding:
Basic	8,392,631	8,063,119	8,282,889	8,040,955
Diluted	8,678,680	8,328,252	8,565,401	8,309,363
Shares Outstanding at end of period			8,404,292	8,069,560
Performance Ratios/Data:
Return on average assets	1.34%	0.94%	1.03%	0.83%
Return on average equity	12.89%	8.94%	9.94%	7.87%
Net interest income (tax-equivalent basis) [1]	$11,527	$9,617	$32,497	$27,173
Net interest margin (tax-equivalent basis) [2]	4.09%	3.85%	4.06%	3.76%
Efficiency ratio (tax-equivalent basis) [3]	57.71%	64.92%	66.85%	68.61%

			September 30,	December 31,
Loan Portfolio Composition:			2018	2017
Commercial real estate			$374,400	$297,843
Mortgage warehouse lines			187,320	189,412
Construction loans			144,601	136,412
Commercial business			103,070	103,987
Residential real estate			47,565	40,494
Loans to individuals			23,290	21,025
Other loans			957	183
Gross loans			881,203	789,356
Deferred costs, net			335	550
Total loans			$881,538	$789,906
Asset Quality Data:
Loans past due over 90 days and still accruing			—	—
Non-accrual loans			6,761	7,114
OREO property			2,515	—
Total non-performing assets			$9,276	$7,114

Net recoveries	$(458)	$(55)	$(423)	$(87)
Allowance for loan losses to total loans			0.94%	1.01%
Allowance for loan losses to non-performing loans			122.25%	112.64%
Non-performing loans to total loans			0.77%	0.90%
Non-performing assets to total assets			0.78%	0.66%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			10.43%	10.19%
Total capital to risk weighted assets			12.84%	12.84%
Tier 1 capital to risk weighted assets			12.08%	12.02%
Tier 1 capital to average assets (leverage ratio)			11.19%	11.23%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			12.10%	11.74%
Total capital to risk weighted assets			12.86%	12.55%
Tier 1 capital to risk weighted assets			12.10%	11.74%
Tier 1 capital to average assets (leverage ratio)			11.19%	10.96%

1The tax equivalent adjustment was $135 and $263 for the three months ended June 30, 2018 and June 30, 2017, respectively.
The tax equivalent adjustment was $271 and $528 for the six months ended June 30, 2018 and June 30, 2017, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$5,133	$5,037
Interest-earning deposits	14,131	13,717
Total cash and cash equivalents	19,264	18,754
Investment securities
Available for sale, at fair value	131,192	105,458
Held to maturity (fair value of $91,220 and $111,865 at September 30, 2018 and December 31, 2017, respectively)	91,379	110,267
Total securities	222,571	215,725

Loans held for sale	4,362	4,254
Loans	881,538	789,906
Less: allowance for loan losses	(8,265)	(8,013)
Net loans	873,273	781,893
Premises and equipment, net	11,768	10,705
Accrued interest receivable	3,652	3,478
Bank owned life insurance	28,555	25,051
Other real estate owned	2,515	12,496
Goodwill and intangible assets	12,294	—
Other assets	14,228	6,918
Total assets	$1,192,482	$1,079,274
Liabilities and shareholders' equity
Liabilities
Deposits
Non-interest bearing	$211,492	$196,509
Interest bearing	730,185	725,497
Total deposits	941,677	922,006

Short-term borrowings	99,475	20,500
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	927	804
Accrued expense and other liabilities	8,072	5,754
Total liabilities	1,068,708	967,621
Shareholders' equity
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,437,590 and 8,116,201 shares issued and 8,404,292 and 8,082,903 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	79,256	72,935
Retained earnings	47,067	39,822
Treasury stock, 33,298 shares at September 30, 2018 and December 31, 2017	(368)	(368)
Accumulated other comprehensive loss	(2,181)	(736)
Total shareholders' equity	123,774	111,653
Total liabilities and shareholders' equity	$1,192,482	$1,079,274

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income
Loans, including fees	$12,193	$9,416	$33,078	$26,161
Securities:
Taxable	1,060	846	2,915	2,500
Tax-exempt	494	527	1,518	1,628
Federal funds sold and short-term investments	36	25	208	183
Total interest income	13,783	10,814	37,719	30,472
Interest expense
Deposits	1,854	1,204	4,542	3,351
Borrowings	349	113	576	349
Redeemable subordinated debentures	184	134	508	380
Total interest expense	2,387	1,451	5,626	4,080
Net interest income	11,396	9,363	32,093	26,392
Provision for loan losses	225	150	675	450
Net interest income after provision for loan losses	11,171	9,213	31,418	25,942
Non-interest income
Service charges on deposit accounts	173	142	476	445
Gain on sales of loans	1,292	1,329	3,425	3,936
Income on bank-owned life insurance	152	131	425	391
Gain on bargain purchase	—	—	184	—
Gain on sales of securities	—	24	12	128
Other income	537	490	1,560	1,385
Total non-interest income	2,154	2,116	6,082	6,285
Non-interest expense
Salaries and employee benefits	4,900	4,617	14,714	13,882
Occupancy expense	907	865	2,604	2,604
Data processing expenses	331	338	1,009	983
FDIC insurance expense	105	95	381	255
Other real estate owned expenses	73	11	75	26
Merger-related expenses	—	—	2,141	—
Other operating expenses	1,578	1,691	4,866	5,204
Total non-interest expenses	7,894	7,617	25,790	22,954
Income before income taxes	5,431	3,712	11,710	9,273
Income taxes	1,420	1,227	2,975	2,920
Net Income	$4,011	$2,485	$8,735	$6,353
Net income per common share
Basic	$0.48	$0.31	$1.05	$0.79
Diluted	0.46	0.30	1.02	0.76
Weighted average shares outstanding
Basic	8,392,631	8,063,119	8,282,889	8,040,955
Diluted	8,678,680	8,328,252	8,565,401	8,309,363

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended September 30, 2018			Three months ended September 30, 2017
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$11,953	$36	1.19%	$12,383	$25	0.80%
Investment securities:
Taxable	151,115	1,060	2.81	142,353	846	2.38
Tax-exempt (1)	73,621	625	3.40	89,034	781	3.51
Total	224,736	1,685	3.00	231,387	1,627	2.81
Loans (2):
Commercial real estate	377,719	4,901	5.08	272,548	3,573	5.13
Mortgage warehouse lines	180,430	2,504	5.43	174,610	1,901	4.26
Construction	142,365	2,406	6.61	123,822	1,895	5.99
Commercial business	106,717	1,496	5.51	107,158	1,326	4.86
Residential real estate	46,777	530	4.53	42,436	445	4.19
Loans to individuals	24,655	306	4.92	22,379	228	4.04
Loans held for sale	3,203	38	4.75	3,715	37	3.98
All other loans	1,061	12	4.43	1,526	11	2.82
Total Loans	882,927	12,193	5.41	748,194	9,416	4.93
Total interest earning assets	1,119,616	13,914	4.88%	991,964	11,068	4.39%
Non-interest-earning assets:
Allowance for loan losses	(8,388)			(7,770)
Cash and due from bank	5,767			5,371
Other assets	70,527			59,328
Total assets	$1,187,522			$1,048,893
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$338,783	$499	0.58%	$324,940	$358	0.44%
Savings accounts	194,223	371	0.76%	208,548	338	0.64
Certificates of deposit	230,490	984	1.69%	158,737	508	1.27
Other borrowed funds	63,429	349	2.18%	27,533	113	1.63
Redeemable subordinated debentures	18,557	184	3.97%	18,557	134	2.89
Total interest-bearing liabilities	845,482	2,387	1.12%	738,315	1,451	0.78%
Non-interest-bearing liabilities:
Demand deposits	211,291			193,937
Other liabilities	7,329			6,395
Total liabilities	218,620			200,332
Shareholders' equity	123,420			110,246
Total liabilities and shareholders' equity	$1,187,522			$1,048,893
Net interest spread (3)			3.76%			3.61%
Net interest margin (4)		11,527	4.09%		9,617	385%

(1) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.
(2) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Nine months ended September 30, 2018			Nine months ended September 30, 2017
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$21,287	$208	1.31%	$30,199	$183	0.81%
Investment securities:
Taxable	146,003	2,915	2.66	141,662	2,500	2.35
Tax-exempt (1)	76,872	1,922	3.33	92,341	2,409	3.48
Total	222,875	4,837	2.89	234,003	4,909	2.79
Loans (2):
Commercial real estate	349,423	13,391	5.05	253,793	10,088	5.24
Mortgage warehouse lines	157,422	6,318	5.35	155,755	5,014	4.29
Construction	135,049	6,548	6.48	111,436	4,817	5.78
Commercial business	110,101	4,391	5.33	109,335	4,006	4.90
Residential real estate	45,955	1,517	4.35	42,136	1,335	4.18
Loans to individuals	23,386	780	4.40	22,428	701	4.12
Loans held for sale	3,067	101	4.39	4,408	165	4.99
All other loans	1,132	32	3.73	1,828	35	2.52
Total Loans	825,535	33,078	5.31	701,119	26,161	4.94
Total interest earning assets	1,069,697	38,123	4.73%	965,321	31,253	4.29%
Non-interest-earning assets:
Allowance for loan losses	(8,295)			(7,646)
Cash and due from bank	5,782			5,234
Other assets	64,861			58,736
Total assets	$1,132,045			$1,021,645
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$362,048	$1,437	0.53%	$329,089	$1,032	0.42%
Savings accounts	208,780	1,079	0.69%	210,056	992	0.63
Certificates of deposit	180,250	2,026	1.50%	147,109	1,327	1.21
Other borrowed funds	36,407	576	2.12%	20,494	349	2.28
Redeemable subordinated debentures	18,557	508	3.65%	18,557	380	2.73
Total interest-bearing liabilities	806,042	5,626	0.93%	725,305	4,080	0.75%
Non-interest-bearing liabilities:
Demand deposits	199,953			181,892
Other liabilities	8,566			6,577
Total liabilities	1,014,561			913,774
Shareholders' equity	117,484			107,871
Total liabilities and shareholders' equity	$1,132,045			$1,021,645
Net interest spread (3)			3.80%			3.54%
Net interest margin (4)		$32,497	4.06%		27,173	3.76%
(1) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.
(2) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Adjusted net income
Net income	$4,011	$2,485	$8,735	$6,353
Adjustments:
Merger-related expenses	—	—	2,141	—
Gain from bargain purchase	—	—	(184)	—
Income tax effect of adjustments (2)	—	—	(568)	—
Adjusted Net Income (3)	$4,011	$2,485	$10,124	$6,353

Adjusted net income per diluted share
Adjusted net income			$10,124	$6,353
Diluted shares outstanding			8,565,401	8,309,363
Adjusted net income per diluted share			$1.18	$0.76

Adjusted average return on average assets
Adjusted net income			$10,124	$6,353
Average assets			1,132,045	1,021,645
Adjusted return on average assets			1.20%	0.83%

Adjusted average return on average equity
Adjusted net income			$10,124	$6,353
Average equity			117,484	107,871
Adjusted return on average equity			11.52%	7.87%

Book value and tangible book value per share
Shareholders' equity			$123,774	$111,610
Less: goodwill and intangible assets			12,294	12,591
Tangible shareholders' equity			111,480	99,019
Shares outstanding			8,404,292	8,069,560
Book value per share			$14.73	$13.83
Tangible book value per share			$13.26	$12.27

(1) The Company used the non-GAAP financial measures, Adjusted Net Income, Adjusted Net Income per diluted share, adjusted return on average assets and adjusted return on average equity, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on net income of the merger-related expenses and the gain from the bargain purchase recorded in connection with the NJCB merger. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.
(2) Tax effected at an income tax rate of 30.09%, less the impact of non-deductible merger expenses and the non-taxable gain from the bargain purchase.
(3) There were no non-GAAP adjustments for the three months ended September 30, 2018 and the three and nine-month periods ended September 30, 2017.